Exhibit (l)(3)

[Letterhead of Eversheds Sutherland (US) LLP]

May 10, 2018

Main Street Capital Corporation

1300 Post Oak Boulevard, 8th Floor

Houston, TX 77056

Ladies and Gentlemen:

We have acted as counsel to Main Street Capital Corporation, a Maryland corporation (the “Company”), in connection with the registration statement on Form N-2 (File No. 333-223483) (as amended as of the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), previously declared effective by the Commission, relating to the public offering of securities of the Company that may be offered by the Company from time to time as set forth in the prospectus dated April 27, 2018, which was included in Pre-Effective Amendment No. 1 to the Registration Statement, and which forms a part of the Registration Statement (the “Prospectus”), and as may be set forth from time to time in one or more supplements to the Prospectus.

This opinion letter is rendered in connection with the issuance and sale from time to time of up to 4,500,000 shares of the Company’s common stock (the “Shares”), as described in the prospectus supplement, dated as of May 10, 2018, filed with the Commission pursuant to Rule 497 under the Securities Act (the “Prospectus Supplement”). The Shares are to be sold by the Company pursuant to equity distribution agreements, each dated as of May 10, 2018, by and between the Company and each of Goldman, Sachs & Co., Raymond James & Associates, Inc., RBC Capital Markets, LLC and BB&T Capital Markets, a division of BB&T Securities, LLC (collectively, the “Sales Agreements”).

As counsel to the Company, we have participated in the preparation of the Registration Statement, the Prospectus and the Prospectus Supplement and have examined the originals or copies of the following:

(i)                                     The Articles of Amendment and Restatement of the Company, certified as of the date hereof by an officer of the Company;

(ii)                                  The Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

(iii)                               A Certificate of Good Standing with respect to the Company issued by the State Department of Assessments and Taxation of the State of Maryland as of a recent date; and

(iv)                              The resolutions of the board of directors of the Company relating to, among other things, (a) the authorization and approval of the preparation and filing of the Registration Statement, and (b) the authorization, issuance, offer and sale of the Shares pursuant to the Sales Agreements, the Registration Statement, the Prospectus and the Prospectus Supplement, certified as of the date hereof by an officer of the Company.

With respect to such examination and our opinion expressed herein, we have assumed, without any independent investigation or verification, (i) the genuineness of all signatures on all documents submitted to us for examination, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as conformed or reproduced copies and the authenticity of the originals of such copied documents, and (v) that all certificates issued by public officials or Company officers have been properly issued and that such certificates remain accurate on the date of this letter. We also have assumed without independent investigation or verification the accuracy and completeness of all corporate records made available to us by the Company.

As to certain matters of fact relevant to the opinions in this opinion letter, we have relied on certificates and/or representations of officers of the Company. We have also relied on certificates and confirmations of public officials. We have not independently established the facts, or in the case of certificates or confirmations of public officials, the other statements, so relied upon.

This opinion letter is limited to the effect of the General Corporation Law of the State of Maryland, as in effect on the date hereof, and we express no opinion as to the applicability or effect of any other laws of such jurisdiction or the laws of any other jurisdictions. Without limiting the preceding sentence, we express no opinion as to any state securities or broker dealer laws or regulations thereunder relating to the offer, issuance and sale of the Shares. This opinion letter has been prepared, and should be interpreted, in accordance with customary practice followed in the preparation of opinion letters by lawyers who regularly give, and such customary practice followed by lawyers who on behalf of their clients regularly advise opinion recipients regarding, opinion letters of this kind.

Based upon and subject to the limitations, exceptions, qualifications and assumptions set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Sales Agreements, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in this opinion letter (a) are strictly limited to the matters stated in this opinion letter, and without limiting the foregoing, no other opinions are to be implied and (b) are only as of the date of this opinion letter, and we are under no obligation, and do not undertake, to advise the addressee of this opinion letter or any other person or entity either of any change of law or fact that occurs, or of any fact that comes to our attention, after the date of this opinion letter, even though such change or such fact may affect the legal analysis or a legal conclusion in this opinion letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the “Legal Matters” section in the Prospectus Supplement.  We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Eversheds Sutherland (US) LLP